FIRST AMENDMENT TO THE
MILLER/HOWARD FUNDS TRUST
ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of February 28, 2018, to the Fund Administration Servicing Agreement, dated as of December 21, 2015, (the “Agreement”), is entered into by and between MILLER/HOWARD FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit A is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MILLER/HOWARD FUNDS TRUST	U.S. BANCORP FUND SERVICES,

By: ______________________________	By: _____________________________

Name:____________________________	Name: ___________________________

Title: _____________________________	Title: _____________________________

Exhibit A
to the
Fund Administration Servicing Agreement

Fund Names

Separate Series of Miller/Howard Funds Trust

Name of Series
Miller/Howard Income-Equity Fund
Miller/Howard Drill Bit to Burner Tip Fund
Miller/Howard Infrastructure Fund